EXHIBIT 10.8

(1) Gulfstream Capital Partners Ltd.
(as Investor)

(2)Thrive Century International Limited (盛世囯际有限公司)
and
(3) Newtop Holdings Limited (新冠控股有限公司)
(as Founders)

 (4) ChinaComm Limited
(as Company)

(5) Qiu Ping (邱平)
and
(6) Yuan Yi（袁毅）
(as Guarantors)

and

(7) CECT Chinacomm Co. Ltd. (中电华通通信有限公司)
and
(8) CECT Chinacomm Shanghai Co. Ltd. (中电华通上海通信有限公司)
(as Warrantors)

Subscription and Shareholders' Agreement
relating to ChinaComm Limited

Deacons
5th Floor
Alexandra House
18 Chater Road
Central, Hong Kong
hongkong@deaconslaw.com
www.deacons.com.hk
Tel : +852 2825 9211
Fax : +852 2810 0431

TABLE OF CONTENTS

INTRODUCTION		1
OPERATIVE PROVISIONS		2
1	Definitions	2
2	Interpretation	5
3	Subscriptions	6
4	Completion	7
5	Business	9
6	Warranties	9
7	Senior Management Share Options	10
8	The Board and the Directors	11
9	Information Rights	12
10	Management of the Company	13
11	Business undertakings and Additional Finance and Capital	15
12	Profits Distribution	15
13	Initial Public Offering	15
14	Further Issue and Transfer of Shares	16
15	Non-Competition	16
16	Confidentiality	17
17	Announcements	17
18	Guarantee and Indemnity	18
19	Commencement and Termination	18
20	Consequences of Termination	19
21	Liquidation	19
22	Costs and Expenses	19
23	Effect of ceasing to hold shares	19
24	Cumulative remedies	19
25	Waiver	19
26	Entire agreement	20
27	Variation	20
28	No partnership	20
29	Mutual co-operation	20
30	Assignment and transfer	20
31	Conflict between agreements	20
32	Counterparts	21
33	Notices	21
34	Severance	21
35	Governing law	21
36	Jurisdiction	21
37	Process agents	22
Schedule 1		23
Schedule 2		24
Schedule 3		25
Schedule 4		27
Schedule 5		38
Schedule 6		40
Schedule 7		41
Schedule 8		42

DATE：May23, 2008

PARTIES

(1)	GULFSTREAM CAPITAL PARTNERS LTD., whose registered office is at 1st Floor, #5 DEKK House, De Zippora Street, Providence Industrial Estate, Mahe, P.O. Box 456, Republic of Seychelles (the “Investor”);

(2)	THRIVE CENTURY INTERNATIONAL LIMITED (盛世囯际有限公司), whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Thrive Century”) ;

(3)	NEWTOP HOLDINGS LIMITED (新冠控股有限公司), whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Newtop”);

(4)
CHINACOMM LIMITED (company number184758), whose registered office is at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands  (the “Company")

(5)	Qiu Ping (邱平), holder of Chinese Passport No. 13883494 of No. 802, 7/F, Yuetan Nanjie Beili, Xicheng District, Beijing, PRC

(6)	Yuan Yi (袁毅), holder of Chinese Passport No. G07540692 of Room 401, No.12, 470 Nong, Xianxia Road, Changning District, Shanghai, PRC

(7)	CECT Chinacomm Communications Co. Ltd. (中电华通通信有限公司), whose registered office is at No.17# Building, Yuhai Yuan Er Li, Haidian District, Beijing,PRC (“Chinacomm PRC”); and

(8)	CECT Chinacomm Shanghai Co. Ltd. (中电华通上海通信有限公司), whose registered office is at Room 616, No. 6, 1028 Nong, Fengdeng Lu, Malu Zhen, Jiading District, Shanghai, PRC (“Chinacomm Shanghai”)

INTRODUCTION
(A)	The Company is a company incorporated in the Cayman Islands and limited by shares, brief particulars of which are set out in part 1 of Schedule 1.

(B)	Details of the legal and beneficial ownership of the share capital of the Company are set out in Parts 1 and 2 of Schedule 2.

(C)	The Investor wishes to subscribe for shares in the capital of the Company on and subject to the terms of this Agreement.

(D)	The Investor and the Founders are entering into this Agreement to set out the terms governing their relationship as shareholders in the Company.

(E)	Qiu Ping and Yuan Yi jointly and severally guarantee the obligations of the Founders and the Warrantors under this Agreement on the terms set out below.

(F)	Chinacomm PRC and Chinacomm Shanghai are entering into this Agreement as warrantors giving the Warranties to the Investor on the terms set out below.

(G)	Each of the parties enters into this Agreement in consideration of each of the other parties entering into this Agreement and accepting the terms, undertakings and covenants contained herein.

OPERATIVE PROVISIONS

1	Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

Act	the Companies Law of the Cayman Islands currently in force

Associated Companies	in respect of the Company, its holding company, its subsidiary and any other subsidiary of such holding company

Board	the board of directors of the Company as constituted from time to time

Business	the business of the Group as described in clause 5 and as more fully described in the Business Plan

Business Day	a day on which banks are ordinarily open for the transaction of normal banking business in Hong Kong (other than a Saturday or Sunday)

Business Plan	the business plan for the Group and Chinacomm in the agreed form

Chinacomm HK	Smart Channel Development Limited (运基发展有限公司), a limited liability company incorporated in the Hong Kong and wholly owned by the Company

Chinacomm
Chinacomm PRC, Chinaccomm Shanghai (a subsidiary of Chinacomm PRC), Chinacomm Guangdong Internet Co., Ltd and Chinacomm Shanghai Internet Management Co., Ltd and their respective subsidiaries from time to time

Claim(s)	any claim(s) for breach of any Warranty

Completion	completion by the parties of their respective obligations in accordance with clause 4

Completion Conditions	the conditions set out in Schedule 3

Completion Date	the fifth Business Day after all Completion Conditions have been fulfilled and/or waived

Control
in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:
(i) by means of the holding of shares or the possession of voting power (either at shareholder level or director level) in or in relation to that or any other body corporate; or
(ii) by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate or by contract;

Deed of Adherence	the deed of adherence in the form set out in Schedule 7

Directors	directors of the Company from time to time

Disbursement Plan	the disbursement plan referred to in paragraph (o) of Schedule 3

Encumbrance
any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law)

Exclusive	an exclusive right or privilege, single or sole, noting that in which no others have a share

Financial Year	a calendar year

First Payment	the sum of US$5,000,000 paid by the Investor to the Company being part payment and part satisfaction of the Subscription Price, the receipt of which is confirmed and acknowledged by the Company

First Payment Date	April 18, 2008, the date on which the First Payment was made in full by the Investor to the Company

Founders	Thrive Century and Newtop

Founder Directors	the directors appointed by the Founders to the Board pursuant to the terms of this Agreement and the provisions of the New Articles from time to time

Framework Agreement	the Framework Agreement dated 7 April 2008 and made between Trussnet USA, Inc. and Chinacomm PRC

Group	the Company and each and any of the Subsidiaries for the time being and “Group Companies” shall be construed accordingly

Hong Kong	Hong Kong Special Administrative Region of the People’s Republic of China

Intellectual Property
copyrights, trade and service marks, including the Trade Marks, trade names, rights in logos and get-up, inventions, confidential information, trade secrets and know-how, registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case in any part of the world and whether or not registered; and including all granted registrations and all applications for registration in respect of any of the same

Investor Directors	the directors appointed by the Investor to the Board in accordance with clause 8.1

Investor
Gulfstream Capital Partners Ltd. and any other person to whom Gulfstream Capital Partners Ltd. transfers its Shares and who becomes a party as an “Investor” by signing a Deed of Adherence in accordance with this Agreement and is named therein as an “Investor”

Investor WFOE	a foreign invested enterprise wholly owned by the Investor to be established in the PRC

IPO
the admission of all or any of the Shares or securities representing those shares  to or the grant of permission by any like authority for the same to be traded or quoted on a stock exchange to be agreed upon between the Investor and the Founders

Key Employee	any employee who is employed by the Company or the other Group Companies:
(a) at management grade; or
(b) in a senior capacity; or (c) other employees as identified by the Company or the other Group Companies;

Listing Rules	the relevant listing rules of any given listing authority in any jurisdiction as amended from time to time

New Articles	the new articles of association of the Company in the agreed form to be adopted in accordance with the provisions herein as amended or superseded from time to time

New Shares	the Shares to be subscribed by the Investor pursuant to clause 3.1 subject to and in accordance with this Agreement

PRC	the People’s Republic of China

Resolutions	the resolutions in agreed form to be passed by the Company by general meeting or written resolution as specified in paragraph (a) of Schedule 3

Senior Management	all senior managerial, administrative, professional and technical personnel of the Group as determined by the Board from time to time

Service Agreement	the service agreement referred to in paragraph (b)(iv) of Schedule 3

Shareholders	Each of the Founders and the Investor and the other members of the Company from time to time who are a party to this Agreement

Share Option Plan	the share option plan to be established by the Company pursuant to clause 7

Shares	ordinary shares of US$0.00001 each in the capital of the Company

Subsidiary	a subsidiary of the Company from time to time, brief particulars of the Company’s existing subsidiary, namely, Chinacomm HK, are set out in part 2 of Schedule 1

Sub-Lease Agreement	the sub-lease agreement referred to in paragraph b(ii) of Schedule 3

Subscription Price	the total consideration of US$196,000,000 payable by the Investor to the Company for the subscription of New Shares

Taxation
all forms of taxation, duties, rates, levies, contributions, withholdings, deductions, liabilities to account, charges and imposts whether imposed in the Cayman Islands, the PRC, Hong Kong  or elsewhere in the world

Taxing Authority	any taxing authority whether of the Cayman Islands, the PRC, Hong Kong, or elsewhere in the world

Territory	Means the 29 cities of the PRC as set out in Schedule 8

Trade Marks	the trade and service marks and applications, together with associated logos, owned by the Group

US$	United States dollars, the lawful currency of the United States

Warranties	the warranties given pursuant to clause 6 and in Schedule 4

Warrantors	Chinacomm PRC, Chinacomm Shanghai, the Founders and the Guarantors

WFOE	a foreign invested enterprise to be established in Beijing , the PRC and to be wholly owned by Chinacomm HK

2	Interpretation

2.1	The clause and paragraph headings and the table of contents used in this Agreement are inserted for ease of reference only and shall not affect construction.

2.2	References to an Director shall include any alternate appointed to act in his place from time to time.

2.3	References to persons shall include bodies corporate, unincorporated associations and partnerships, in each case whether or not having a separate legal personality.

2.4
References to documents "in the agreed form" are to documents in terms agreed on behalf of the Company, the Investor and the Founders and initialled on behalf of each such party for the purposes of identification only.

2.5	References to those of the parties that are individuals include their respective legal personal representatives.

2.6	References to “writing” or “written” include any other non-transitory form of visible reproduction of words.

2.7
References to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded or followed by words indicating a particular class of acts, matters or things.

2.8
Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

2.9
References to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date of this Agreement) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.

2.10
References in clauses 6 (warranties), 8 (the board), 9 (information rights), 10 (consent matters), 11 (business undertakings), 15 (restrictive covenants), 16 (confidentiality), Schedule 4 (warranties) and Schedule 5 (consent matters) to the Company and the Board shall include each of the Subsidiaries of the Company and the directors for the time being of those Subsidiaries respectively.

3	Subscriptions

3.1
Subject to the provisions of clause 4, the Investor applies for the allotment and issue to it at Completion of the following shares in the Company as set out in the table below and the Company accepts such applications:

Investor	No. of Shares	Total Subscription Price (US$)
Gulfstream Capital Partners Ltd.	2,450,000,000 Ordinary Shares	196,000,000

3.2	The Subscription Price shall be paid by the Investor in the following method:

(a)
US$5,000,000 shall be paid as part payment and part satisfaction of the Subscription Price in accordance with relevant articles of the Framework Agreement, by electronic funds transfer to the bank account of the Company (“Bank Account”) as set out below:

Beneficiary Name:	ChinaComm Limited
Account Number:	36800423379
Bank Name:	Standard Chartered Bank (HK) Ltd
Bank Code:	003
Branch Code:	368
SWIFT Code:	SCBLHKHHXXX
Address:	4-4A Des Voeux Road, Standard Chartered Bank Building, Central, Hong Kong

(b)
US$141,000,000 shall be paid as part payment and part satisfaction of the Subscription Price by electronic funds transfer to the Bank Account within sixty (60) Business Days from the Completion Date in accordance with the following schedule: (i) at least US$50,000,000 shall be paid within twenty (20) Business Days from the Completion Date; (ii) at least 100,000,000 shall be paid accumulatively within forty (40) Business Days from the Completion Date; (iii) the difference shall be paid within sixty (60) Business Days from the Completion Date.

(c)	US$ 50,000,000 shall be paid as part payment and part satisfaction of the Subscription Price to the Investor WFOE as registered capital within forty five (45) Business Days from the Completion Date.

3.3
The Investor shall be entitled to direct that the New Shares be issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee and the provisions of clauses 3.1 and 4 shall be interpreted accordingly.

3.4
Each of the parties (other than the Company) agrees to vote in favour of the Resolutions and hereby irrevocably waives or procures the waiver of all or any pre-emption rights he or his nominees may have pursuant to the Company’s articles of association or otherwise so as to enable the issue of any shares in the capital of the Company contemplated by this Agreement to proceed free of any such pre-emption rights.

3.5
The Investor undertakes that it shall exercise its voting rights as shareholder of the Company and shall procure the Investor Directors to exercise their voting rights as directors of the Company pro-rata to the amount of US$196,000,000 actually paid by the Investor under clause 3.2.  The Founders, the Company and the Investor agree that upon payment of US$196,000,000 by the Investor under clause 3.2, the Investor shall be entitled to and shall exercise voting rights (whether conferred on it by law or under this Agreement or the New Articles) in full as shareholder of the Company, and the Investor Directors shall be entitled to and shall exercise voting rights (whether conferred on them by law or under this Agreement or the New Articles) in full as directors of the Company.

3.6
Nothing in clause 3.5 shall in any way prejudice the rights of the Investor and the Investor Directors under law, this Agreement or the New Articles save for the pro-rata exercise of the voting rights of the Investor and the Investor Directors under clause 3.5 which shall absolutely cease to apply upon payment of US$196, 000,000 as aforesaid.

3.7
The US$50,000,000 paid to the Investor WFOE as part of the Subscription Price shall be used by the Investor WFOE to procure equipments and services to perform its obligations under the  lease agreement and service agreement described under paragraph (b) (ii) and (iv) of Schedule 3 hereto; upon the IPO of the Company, except for otherwise agreed by the Shareholders, the Investor WFOE shall transfer the ownership of the equipments procured under this US$50,000,000 expenditure to the WFOE at the consideration of US$1.00.

4	Completion

4.1
Subject to the Completion Conditions being satisfied or waived in writing by the Investor (at its sole discretion) on or prior to Completion, Completion of the subscription by the Investor of the New Shares shall take place at such place and time as the Company and the Investor may agree in writing on the Completion Date when the events set out in clause 4.4 shall take place in such order as the Investor may require.

4.2
If the Completion Conditions shall not have been fulfilled or waived by the Investor (at its sole discretion) on or before the sixty (60) business days after the First Payment Date (or such other date as may be agreed between the parties in writing), this Agreement, other than clauses  1, 6, 16 to 20, 22, 24 to 31, 33 to 37, Schedule 4, shall terminate and be null and void and of no effect, except the liability of any party to the other parties in respect of any antecedent breaches of the terms of this Agreement.

4.3
In the event that this Agreement is terminated pursuant to clause 4.2 above, the Company shall refund, and the Company, the Founders and the Guarantors shall jointly and severally be liable to refund, the full amount of the First Payment to the Investor within one hundred and eighty (180) days from the date on which this Agreement is so terminated.

4.4	The following events shall occur on the Completion Date:

(a)	a meeting of the Board shall be held at which the Company shall approve:

(i)	appointment of four (4) persons nominated by the Investor as Investor Directors, the appointment of five (5) persons nominated by the Founder as Founder Directors;

(ii)	appoint one of the Founder Directors as the Chairman of the Company;

(iii)	appoint one of the Investor Director as the Vice Chairman of the Company;

(iv)	appoint each one of the Investor Director and the Founder Director as the Co-Presidents of the Company;

(v)	appoint one of the Investor Director as the Chief Operation Officer and Executive Director of the Company;

(vi)	appoint one of the Founder Director as the Executive Director of the Company;

(vii)	appoint the person nominated by the Founder as the Chief Scientist of the Company;

(viii)	appoint the person nominated by the Investor as the Senior Vice President in charge of the operation of the Company;

(ix)	appoint the person nominated by the Founder as the Senior Vice President of the Company;

(x)	appoint the person nominated by the Investor as the Chief Financial Officer of the Company;

(xi)	appoint each one of the Investor Director and the Founder Director to jointly operate all bank accounts of the Company; and

(xii)	pass any such other resolutions as may be required to carry out the obligations of the Company under this Agreement.

(b)	Subject to completion of matters of paragraph (a) above, the parties shall procure that, and the Company shall:

(i)	deliver the share certificate for the New Shares to the Investor;

(ii)	enter the name of the Investor into the Company’s register of members/shareholders as the holder of the New Shares;

(iii)	adopt the Financial Year of the Company;

(iv)	adopt the New Articles;

(v)	approve and adopt the Disbursement Plan; and

(vi)	approve and adopt the Business Plan.

(c)	meetings of shareholders (where necessary) and/or the board of directors of Chinacomm HK and the WFOE shall be held respectively, at which:

(i)	the persons as listed in Clause 4.4 (a) shall be appointed for the same position in Chinacomm HK and the WOFE; and
(ii)	matters of the same nature as listed in Clause 4.4 (b) shall be conducted, adopted and approved by Chinacomm HK and the WOFE.

4.5
Within seven (7) Business Days from the Completion Date, the Company shall file with the relevant companies registry(ies) or other authorities, and provide to the Investor the documentary evidence relating to such filing of, the allotment and issue of the New Shares, the appointment of the Investor’s Directors,  the adoption of the New Articles and any other matters of Completion and Completion Conditions the filing of which is required by the applicable law or by the Investor in its sole discretion.

4.6
Within seven (7) Business Days from the Completion Date, the Company shall procure that Chinacomm HK and the WFOE shall file with the relevant companies registry(ies) or other authorities, and the Company shall provide to the Investor the documentary evidence relating to such filing of, the appointment of company officers pursuant to Clause 4.4(c)(i) and the adoption of their new articles of association and any other matters of Completion Conditions relating to Chinacomm HK and the WFOE the filing of which is required by the applicable law or by the Investor in its sole discretion.

4.7
Within ninety (90) Business Days from the Completion Date, the Company shall provide to the Investor the documentary evidence in relation to the valid extension of Chinacomm’s 3.5 G licenses which are expired at the time of this Agreement.

4.8
Within ninety (90) Business Days from the Completion Date, the Company shall provide to the Investor the documentary evidence in relation to the valid transfer of 49% shares of Chinacomm to a PRC citizen or company through trust arrangement or other method agreed by the Investor and Founders.

4.9	Within ninety (90) Business Days from the Completion Date, subject to the laws of PRC, Chinacomm shall transfer all of its employees to the WFOE.

5	Business

5.1
The Shareholders agree that the business of the Group shall consist of telecommunication and information technology services, including inter alia, the provision of professional services in relation to the operation and maintenance of 3.5G Hz wireless broadband in the PRC.

5.2	The Shareholders may agree in writing from time to time that the Group shall conduct additional business not specified in clause 5.1 to the extent permitted by applicable law.

5.3
The Business conducted by the Company shall be conducted in the best interests of the Company and the Business conducted by each Group Company shall be conducted in the best interests of that Group Company and of the Group as a whole and, in each case, shall be conducted on sound commercial profit-making principles, so as to generate the maximum achievable profits available for distribution to the Shareholders.

5.4
The Shareholders agree that the Company and the other Group Companies shall obtain all necessary approvals, consents or permits required for the operation of the Business from any relevant governmental or regulatory authority.

6	Warranties

6.1	The Warrantors acknowledge that the Investor has been induced to enter into this Agreement and to subscribe for the New Shares on the basis of and in reliance upon the Warranties amongst other things.

6.2
The Warrantors jointly and severally warrant to the Investor that each and every Warranty set out in Schedule 4 is true, accurate and not misleading at the date of this Agreement and at the Completion Date subject only to any exceptions expressly provided for under this Agreement.

6.3
Each Warranty is a separate and independent warranty, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

6.4
The rights and remedies of the Investor in respect of any breach of any of the Warranties shall not be affected by Completion, any investigation made by or on behalf of the Investor into the affairs of the Group and Chinacomm or any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

6.5
Where any Warranty is qualified by the expression "so far as the Warrantors are aware" or words having similar effect, such Warranty shall be deemed to include a statement that such awareness means both the actual knowledge of the Warrantors and also such knowledge which the Warrantors would have had if they had made reasonable enquiry of all relevant persons.

6.6
Any information supplied by the Company, Chinacomm and any other Group Company, and their respective officers, employees or agents to the Warrantors or their agents, representatives or advisers in connection with, or which forms the basis of, any of the Warranties or otherwise in relation to the business and affairs of the Company or Chinacomm or any Group Company (whether before or after the date hereof) shall be deemed not to include or have included a representation, warranty or guarantee of its accuracy by the Company, Chinacomm and any Group Company to the Warrantors and shall not constitute a defence to any Claim by the Investor.  The Warrantors hereby irrevocably waive any and all claims against the Company, Chinacomm and any Group Company, their respective officers, employees or agents in respect of any information so supplied (and undertakes that no other person claiming under or through it will make any such claim) save for those claims arising out of fraud or wilful misrepresentation by the Company, Chinacomm and any Group Company, and their respective officers, employees or agents.

7	Senior Management Share Options

7.1
Within ninty (90) Business Days of the Completion Date, the Company shall adopt a Share Option Plan whereby options over Shares (subject to a maximum option pool of [     ] Shares) may be granted to the Senior Management of the Company pursuant to the Share Option Plan in such number as may be decided by the Board at its sole discretion. The exercise of the options granted under the Share Option Plan shall be conditional on the grantees executing a Deed of Adherence.

8	The Board and the Directors

8.1
The number of Directors comprising the Board shall be nine (9), provided, however, that the Shareholders may decide from time to time, to increase or reduce the number of Directors and in case of an increase or decrease, the number of Directors which the Investor and the Founders are entitled to appoint under clauses 8.2 and 8.3 respectively shall be adjusted accordingly as the Shareholders may decide.  Each Director shall be appointed for a term of three (3) years.

8.2
The Investor shall have the right to appoint and maintain in office four (4) Directors (and as a member of each and any committee of the Board) and to remove any Director so appointed and, upon his removal whether to appoint another Director in his place.

8.3
The Founders shall have the right to appoint and maintain in office five (5) Directors (and as a member of each and any committee of the Board) and to remove any Director so appointed and, upon his removal whether to appoint another Director in his place.

8.4	Board meetings will be held at least once for each quarter of a calendar year.

8.5
Appointment and removal by any Shareholder of a Director shall be by written notice to the Company which shall take effect on delivery at its registered office or at any meeting of the Board or committee thereof.

8.6
Any Shareholder removing a Director in accordance with this clause 8 and the relevant provisions of the New Articles shall be responsible for and shall hold harmless the other Shareholders and the Company from and against any claim for damages, loss of office, wrongful dismissal or otherwise arising out of such removal and any reasonable costs and expenses incurred in defending such proceedings including, but without prejudice to the generality of the foregoing, legal costs actually incurred.

8.7
The chairman of meetings of the Board and of meetings of Shareholders of the Company shall be the Founder Director. In the case of an equality of votes at any meeting of the Board or of the Shareholders, the chairman shall not be entitled to a second or casting vote.

8.8
Each Director may, in accordance with and subject to the New Articles, appoint an alternate to represent him at meetings of the Board which he is unable to attend.  Such alternate shall be entitled to attend and vote at meetings of the Board and to be counted in determining whether a quorum is present, without the need for such alternate to be approved by the Board.  Each alternate Director shall have one vote for every director whom he represents in addition to any vote of his own if he is also a Director.

8.9
Each Director or his alternate may participate in a meeting of the Board or a committee of the Board by means of telephone, audio-visual or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence.

8.10
At each meeting of the Board and in respect of each resolution proposed to the Board, each Director shall have one vote.  Subject to Clause 10.7 and except as otherwise provided in this Agreement, all resolutions of the Board shall be passed by simple majority vote.

8.11
At least seven (7) Business Days’ notice (unless agreed otherwise by all the Directors (or their alternates) of every meeting of the Board and of any committee of the Board shall be given.  The period of notice shall be exclusive of the day on which the notice is served or deemed to be served and the day for which the meeting is called. Such notice shall be given to each Director or the committee member (as the case may be) and shall be accompanied by an agenda of the business to be transacted at such meeting together with all papers to be circulated or presented to the same.  Within no more than three (3) days after each such meeting, a copy of the minutes of that meeting shall be delivered to each Director.

8.12
No meeting of the Board or of any committee of the Board may proceed to business nor transact any business unless a quorum is present at the start of and throughout such meeting.  A quorum of the Board shall be six (6) Directors present in person (at least one (2) of whom must be Investor Director.  A Director shall be regarded as present for the purposes of a quorum if represented by an alternate Director in accordance with clause 8.8.

8.13
In the event that six (6) Directors (or their alternates) required to constitute a quorum under clause 8.12 are not present within thirty minutes from the time when the meeting should have begun or if during the meeting there is no longer a quorum, that meeting shall be adjourned by the chairman to a day not earlier than five (5) Business Days and no later than ten (10) Business Days from the date of such meeting at the same time and place.

8.14
A written resolution of the Board or of any committee of the Board shall be validly passed if the text of the resolution has been signed or approved by all Directors or each committee member (as the case may be) in accordance with the New Articles.  Such resolution shall be sent to each Director or each committee member (as the case may be) and shall require a response within a period specified in the notice of such resolution, being not less than seven (7) Business Days after its date of despatch and no resolution shall take effect until the expiry of such period unless all the Directors have waived this requirement.

8.15
Each of the Founder Directors and the Investor Directors, as the and Founder and the Investor may from time to time select, shall be appointed as the Co-Presidents of the Company.  The first Co-Presidents of the Company shall be such person as stated in clause 4.4(a)(iii). The Co-Presidents shall have the responsibilities delegated to them by the Board.

8.16
Subject only to clause 10.7, the Business shall be managed by the Board which may delegate any of its powers, including the day-to-day running of the Business, to the Co-Presidents. The Co-Presidents shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

8.17	If the Board so authorises or requests, auditors, consultants, advisers and employees shall be permitted to attend and speak at meetings of the Board but not to vote.

8.18	The Senior Vice Presidents shall have the right to attend and speak at meetings of the Board but do not have the right to vote.

8.19	The provisions of this clause 8 shall apply mutatis mutandis in respect of each Group Company, including Chinacomm HK and the WFOE.

9	Information Rights

9.1
The Company undertakes to each of the Shareholders that, and each of the Shareholders shall procure so far as it is within their respective power to do so that, the Company shall both with respect to itself and, where applicable, each other Group Company:

(a)
keep books, records and accounts and therein make true and complete entries of all its dealings and transactions of and in relation to the Business of the Group; such books, records and accounts and all other records and documents relating to the business affairs of the Company (and any other relevant Group Company) shall be open to inspection by each of the Shareholders during normal business hours and on reasonable prior notice and they shall be permitted to take and remove copies thereof;

(b)
for each month prepare management accounts (in a form approved by the Investor) with comparisons to budgets and containing profit and loss accounts, balance sheets, cash flow statements and forecasts and shall deliver them to the each Shareholder within twenty-one (21) days after the end of each month. The first management accounts shall be delivered to each Shareholder within twenty-one (21) days after the end of the month in which Completion takes place.

(c)
at least thirty (30) days prior to the end of each financial year prepare and deliver to each Shareholder a detailed operating and capital budget and cash flow forecast in respect of the next financial year in such form as the Investor shall require from time to time.

(d)
deliver to each Shareholder the audited accounts of the Company and if applicable audited consolidated accounts of the Group Companies in respect of each accounting period together with the relative audit and management letters and all correspondence between the Company and the auditors of the Company concerning the accounts, within three (3) months after the end of the accounting period to which such audited accounts relate.

9.2
The Company shall provide each Shareholder promptly with such information whether financial or otherwise concerning any member of the Group and the Business as each Shareholder may reasonably require from time to time in particular full details of any actual or prospective material change in the Business as soon as such details are available.

9.3
If the Company does not comply with its obligations in clauses 9.1 and 9.2, any Shareholder and a firm of accountants nominated by the Shareholder at the Company’s expense will be entitled to attend the Company’s premises to examine the books and accounts of the Company and to discuss the Company’s affairs, finances and accounts with its directors, officers and senior employees.  The Company undertakes to the Shareholders to co-operate with any accountants or representatives appointed by them pursuant to this clause 9.3.

9.4	Each of the Directors shall be at liberty from time to time to make full disclosure to its appointing Shareholder of any information relating to the Company.

9.5	Each Shareholder shall be at liberty from time to time to make such disclosure:

(a)
to its partners, trustees, shareholders, uniholders and other participants and/or to any member of the same group for the purposes of, but not limited to, reviewing existing investments and investment proposals;

(b)	to any lender to the Company and/or to any shareholder of the Company;

(c)	about the Company as shall be required by law and any regulatory authority to which any Shareholder is subject; and

(d)	to the Company’s auditors and/or any other professional advisers of the Company in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit.

9.6	The provisions of this clause 9 shall apply mutatis mutandis in respect of each Group Company, including Chinacomm HK and the WFOE.

10	Management of the Company

10.1	General meetings of Shareholders shall take place in accordance with the applicable provisions of the New Articles and this clause 10.

10.2
A notice of the Shareholders’ meeting shall be circulated two weeks prior to the date of the meeting setting out an agenda identifying in reasonable detail the matters to be discussed (unless all the Shareholders agree otherwise).

10.3
The quorum for Shareholders’ meetings shall be one duly authorised representative of the Investor and one duly authorised representative of any one of the Founders.  A quorum must be present at the beginning of and throughout each meeting.  If within thirty minutes of the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week (or if that day is not a Business Day, on the Business Day immediately following that day and at the same time and place).

10.4
The chairman of the Board from time to time shall preside as chairman at every Shareholder’s meeting.  The chairman may appoint an alternate to attend in his place. Subject to clause 10.7 below, questions arising at any Shareholders’ meeting shall be decided by a simple majority of votes except where a greater majority is required by the New Articles, any agreement between the Shareholders (including this Agreement) or by applicable law and in the case of an equality of votes, the chairman shall not have a casting vote.  Shareholders may participate in a Shareholders’ meeting by means of telephone, audio-visual or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence.

10.5	Shareholders’ resolutions may be passed by circular resolution signed by or on behalf of all of the Shareholders.

10.6
Each Shareholder will exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Group are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

10.7
The Shareholders shall exercise all voting rights and other powers of control available to them in relation to the Group to procure that the Company shall not, and no Group Company shall, without the prior written approval of the Investor and the Founders or by representatives of the Investor and the Founders at a general meeting of Shareholders of the Company, effect any of the matters referred to in Schedule 5.

10.8
As a separate obligation, severable from the obligations in clause 10.7, the Company agrees that save with the prior written approval of the Investor, it shall not effect any of the matters referred to in Schedule 5. The Investor shall authorize the Co-President appointed by the Investor to act as the representative of the Investor, from whom such prior written approval should be issued on behalf on the Investor.

10.9	The Board shall authorize the Co-Presidents to jointly decide the following matters:

(a)	the appointment of vice presidents of the Company;

(b)	the appointment of director of each division of the Company;

(c)	the appointment of director of each branch of the Company;

(d)	the execution of any contracts on behalf of the Company;

(e)	the recruitment and dismissal of any employees of the Company; and

(f)	the monthly budget of the Company.

10.10
The Board shall authorize the Co-Presidents to jointly approve the disbursement and payment of the Company pursuant to the Disbursement Plan and the monthly budget. The Co-Presidents may delegate such rights to the other member of management of the Company

10.11	The WFOE shall establish a board of supervisors in accordance with PRC law.

10.12	The provisions of clauses 10.8 to 10.10 shall apply mutatis mutandis in respect of each other Group Company and Chinacomm.

11	Business undertakings and Additional Finance and Capital

11.1	The Shareholders will promote the best interests of the Company and the Group Companies and ensure that the Business is conducted in accordance with the Business Plan and with good business practice.

11.2
The Company shall apply the proceeds of the subscription by the Investor for the New Shares in the furtherance of the Business in accordance with the Business Plan, the Disbursement Plan and the budgets adopted pursuant to  the terms of this Agreement.

11.3	The Shareholders undertake to each other to procure, so far as it lies within their respective power to do so, that Company will comply with the requirements set out in Schedule 6.

11.4
The Company shall prepare a Business Plan for the current Financial Year at Completion and shall in each succeeding year of the operation of the Business update the Business Plan within ninety (90) days prior to the end of each Financial Year.

11.5
Subject as provided in clause 11.6, the Shareholders shall on requests made by the Company severally provide by way of loan to the Company or by way of additional ordinary share capital such sums as shall be required by the Company from time to time for the proper conduct of the Business and to enable it to meet its obligations and liabilities and to fund its Subsidiaries from time to time in such manner as shall be required for the proper conduct of the Business and to enable them to meet their respective obligations and liabilities and the Company hereby agrees that it will (subject to itself being adequately funded) so fund the said Subsidiaries and the amounts to be so lent or applied in such subscription and the terms upon which any such loans or subscriptions shall be made shall be determined by unanimous agreement between the Shareholders provided however that in default of such agreement  each of the Shareholders shall advance by way of loan in amounts pro rata to the nominal value of their then holding of Shares.

11.6
Subject as otherwise provided in this Agreement, clause 11.5 shall be without prejudice to the right of the Company to borrow sums from third parties on the most favourable terms obtainable as to interest, repayment and security, but without allowing any prospective lender a right to participate in the share capital of the Company as a condition or term of any loan or advance.

12	Profits Distribution

12.1
Save as otherwise agreed by all Shareholders and subject to clauses 3.5 and 10.7, the profits of the Company and each of the Group Companies in each of their respective financial years, after tax or provision therefore and after the making of such provision as may be requisite to meet working capital requirements and outstanding loan obligations and after such transfers to reserve and provisions as ought reasonably in the reasonable opinion of the Shareholders and the Board to be made for contingent future liabilities, shall (to the extent allowed by applicable law) be distributed in full by way of dividends.

13	Initial Public Offering

13.1
It is the parties intention to effect an IPO when the conditions are ready and upon such time as agreed by all the Shareholders.  The parties agree to keep one another informed of all and any developments which might lead to any IPO.

13.2	Each party acknowledges and agrees that upon an IPO the Investor shall not be obliged to give warranties or indemnities (except a warranty as to title to the shares held by the Investor).

13.3
If an IPO is not achieved by the fifth (5th) anniversary of Completion then the Company shall if required by the Investor at the Company’s expense appoint a professional adviser to report on exit opportunities and strategy and copies of such reports shall be made available to the Investor (at the Company’s cost).

13.4	It is hereby agreed by the parties that, on a IPO, the Shareholders shall:

(a)
to the extent required by the Listing Rules retain such number of their shares in the Company held at the time of the IPO for such period after IPO as is required by the Listing Rules or the rules and requirements of the relevant recognised investment exchange; and

(b)
have regard to the recommendation of the Company’s brokers on a IPO in determining their respective sale of shares upon the Company’s IPO and shall make such determination with a view to ensuring the success of the IPO.

14	Further Issue and Transfer of Shares

14.1
In the event that any Shareholder wishes to sell any of its Shares in the Company to third party(ies) (“Third Party Purchaser”), the selling Shareholder (“Seller”) shall promptly give the other Shareholders (the “Continuing Shareholders”) a written notice (“Transfer Notice”) offering to sell the shares (“Sale Shares”) to the Continuing Shareholders in proportion to their respective shareholdings in the Company on the same terms (including price per Share which must be cash) as apply to the purchase of the Sale Shares by the Third Party Purchaser.  The offer shall:

(a)	be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the Sale Shares);

(b)	fully describe all material terms and conditions (including terms relating to price, time of completion and conditions precedent) agreed between the Seller and the Third Party Purchaser; and

(c)	be open for acceptance by the Continuing Shareholders within twenty-one (21) days of receipt of such offer.

14.2
If the Continuing Shareholders does not accept the offer to buy the Sale Shares within twenty-one (21) days of the notice referred to above, the Seller may sell to the Third Party Purchaser at not less than the proposed selling price of the Sale Shares first offered by the Seller to the Continuing Shareholders, and the Third Party Purchaser shall sign the Deed of Adherence in the form set out in Schedule 7 and be bound by the terms contained therein.

14.3	The Shareholders will procure that the Board shall not register any transfer of Shares that does not fully comply with the provisions of this clause 14.

15	Non-Competition

15.1
For a period of three (3)years from the date on which any Shareholder hereto ceases to hold any Share, it (where such Shareholder ceasing to hold any Share is one of the Founders, the restrictions under this clause 15 shall also be binding upon the Guarantors and the Warrantors as if they were a Shareholder and the Guarantors and the Warrantors agree to be so bound) shall not and shall procure that its directors, its Subsidiaries and Associated Companies and the directors thereof shall not, without the prior written consent of the other Shareholders, either solely or jointly with or on behalf of any person, or through (which includes by ownership of any shares in or control over such person) such person, directly or indirectly:

(a)	carry on or be engaged or interested in any business competing in the Territory with the Business; or

(b)
solicit or entice away, or attempt to solicit or entice away, the custom of any person in the Territory who is or has been at any time during the term of this Agreement a customer of the Business for the purpose of offering to such customer goods or services similar to or competing with those of the Business; or

(c)
solicit or entice away or endeavour to solicit or entice away any Key Employee of the Group, but without prejudice to the right of such Shareholder to terminate arrangements under which any of its staff are seconded to the Group;

provided that the above provisions are separate and severable and shall be enforceable accordingly and that nothing herein shall preclude or restrict any such person from offering any service competing with those previously supplied as part of the Business but subsequently discontinued and not supplied by the Group at the time when such competing services are offered.

15.2
It is agreed between the parties that whilst the restrictions set out in Clauses 15.1 are considered fair and reasonable, if it should be found that any of the restrictions be void as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for the periods of time, geographical limits or ranges of activities set out in Clauses 15.1 it would not be void, then there shall be substituted such next less extensive period and/or limit and/or activity or such deletions shall be made as shall render Clauses 15.1 valid and enforceable.]

16	Confidentiality

16.1
Subject to clauses 9.4 and 9.5, each of the parties agrees to, during the term of this Agreement and after its termination (for whatever reason), keep secret and confidential and except with the prior written consent of the other parties not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company's business) any information relating to this Agreement, the Company and other Group Companies including but not limited to Intellectual Property (whether owned or licensed by the Company and other Group Companies), lists of customers, reports, notes, memoranda and all other documentary records pertaining to the Company and other Group Companies or their business affairs, finances, suppliers, customers or contractual or other arrangements save for the performance of the parties’ obligations under this Agreement but excluding any information which is in the public domain (otherwise than through the wrongful disclosure of any party) or which they are required to disclose by law or by the rules of any regulatory body to which the Company and other Group Companies are subject.

17	Announcements

17.1
Except in accordance with clauses 9.4, 9.5 or 17.2, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter or any ancillary matter (including but not limited to the existence and contents of this Agreement, the identity, structure and background of the parties, the other agreements and contracts executed incidental to this Agreement, and the business contemplated thereof).

17.2	Notwithstanding clause 17.1, any party may:

(a)	make any press release to the effect that it has made an investment in the Company and/or that it is a shareholder in the Company without obtaining the prior approval of any other parties; or

(b)	after consultation with the other parties and with the prior written approval of all Shareholders and all directors of the Company; or

(c)	if and to the extent required by:

(i)	law; or

(ii)	any securities exchange on which any party’s securities are listed or traded; or

(iii)	any regulatory or governmental or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law,

make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter.

18	Guarantee and Indemnity

18.1
In consideration of the Investor entering into this Agreement, the Guarantors hereby (on a joint and several basis) unconditionally and irrevocably guarantee to the Investor the due and punctual performance and observance by each of the Founders, the Company and the Warrantors of their respective obligations, commitments, warranties, undertakings, indemnities or covenants contained in this Agreement and agree to indemnify the Investor against losses, damages, costs and expenses (including legal costs and expenses actually incurred) which the Investor may suffer through or arising from any breach by each of the Founders, the Company and the Warrantors of such obligations, commitments, warranties, undertakings, indemnities or covenants.  The liability of the Guarantors as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

19	Commencement and Termination

19.1	Subject to clause 19.2 below, this Agreement shall take effect and become legally binding on the parties on the date when this Agreement has been executed by all the parties.

19.2
A Shareholder may give notice in writing to the other Shareholder (in this clause referred to as the “Defaulter”) and other Shareholders who are not the Defaulter of its desire to terminate this Agreement upon the occurrence of the following events whereupon this Agreement shall forthwith be terminated:

(a)	If the Company or Chinacomm PRC is dissolved, wound up or otherwise ceases to exist as a separate corporate entity;

(b)
if the Defaulter is in material breach of its obligations hereunder and such breach, if capable of remedy, has not been remedied at the expiry of thirty (30) days after the date of the written notice to that effect having been served on the Defaulter by the other Shareholder indicating the steps required to be taken to remedy the failure;

(c)
if any of the agreements referred to in paragraph (b) of Schedule 3 or any other commercial or business arrangement between the Group and Chinacomm is terminated due to any reason (whether by governmental acts or not) which adversely affects the Business and the profits of the Business or is illegal or is or becomes unenforceable under the PRC law and regulations or any other applicable laws;]

19.3	This Agreement shall be automatically terminated upon the Company’s IPO.

19.4
In addition to clause 19.3 above, this Agreement shall also be automatically terminated if any party or any of the Shareholders (whether by itself or together with its Associated Companies) holds the entire issued share capital of the Company.

20	Consequences of Termination

20.1
Upon termination under clause 19.2 the Shareholders shall procure that the Company and the other Group Companies shall (unless already in liquidation) be placed (and thereafter remain) in voluntary liquidation.

20.2
All rights and obligations of the parties shall cease to have effect forthwith upon termination under clauses 19.2, 19.3 or 19.4, save that such termination shall be without prejudice to the accrued rights and liabilities of the parties hereunder and without prejudice to the continued existence and validity of their respective rights and obligations under clauses 1, 6, 15 (only where termination occurs under clause 19.4), 16 to 20, 21, 22, 24 to 31, 33 to 37, Schedule 4 and any provisions of this Agreement necessary for the interpretation or enforcement thereof.

20.3
Termination of this Agreement shall not release any party from any liability which at the time of termination had already accrued to that party, nor from any liability arising or maturing after such termination as a result of any breach, act or omission committed prior to such termination.

21	Liquidation

Where the Group is to be wound up and its assets distributed to the Shareholders, the Shareholders shall agree a suitable basis for dealing with the interests and assets of the Group and shall endeavour to ensure that:

(a)	the liquidation is conducted expeditiously and in such a way so as to maximise the returns to the Shareholders;

(b)	all existing contracts of the Group are performed to the extent that there are sufficient resources within the Group;

(c)	the Group shall not enter into any new contractual obligations;

(d)	the Group is dissolved and its assets are distributed in proportion to the percentage of Shares held in the Company by the Shareholders and as soon as practicable.

22	Costs and Expenses

22.1
The Investor and the Founders shall bear their own costs and disbursements incurred in the negotiations leading up to and in the preparation of this Agreement and of matters incidental to this Agreement.

23	Effect of ceasing to hold shares

A party shall cease to be a party to this Agreement only for the purpose of receiving benefits and enforcing his rights with effect from the date he ceases to hold or beneficially own any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

24	Cumulative remedies

The rights, powers, privileges and remedies conferred upon the Investor and other Shareholders in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

25	Waiver

The express or implied waiver by any party to this Agreement of any of its rights or remedies arising under this Agreement or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

26	Entire agreement

26.1
This Agreement and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

26.2
Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement and the documents referred to or incorporated in this Agreement.

26.3
Nothing contained in this Agreement or in any other document referred to or incorporated in it shall be read or construed as excluding any liability or remedy as a result of fraudulent misrepresentation or fraud.

27	Variation

Any variation of this Agreement is valid only if it is in writing and signed by all parties to this Agreement.

28	No partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying any partnership of any kind between the parties.

29	Mutual co-operation

29.1
Each of the parties shall do and execute or procure to be done and executed all such acts, deeds, documents and things as may be within its power, (including without prejudice to the generality of the foregoing) the passing of resolutions (whether by the board of directors or in general meeting of the shareholders of each of the parties) to give full effect to this Agreement and to procure that all provisions of this Agreement are observed and performed.

30	Assignment and transfer

30.1	Subject to clause 30.3, this Agreement is personal to the parties and no party shall:

(a)	assign any of its rights under this Agreement; or

(b)	transfer any of its obligations under this Agreement; or

(c)	sub-contract or delegate any of its obligations under this Agreement; or

(d)	charge or deal in any other manner with this Agreement or any of its rights or obligations.

30.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 30.1 shall be ineffective.

30.3
An Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of shares in the capital of the Company from such Investor in accordance with the New Articles and has executed a Deed of Adherence.

31	Conflict between agreements

31.1
Subject to any applicable law, in the event of any ambiguity or conflict between this Agreement and the memorandum of association of the Company or the New Articles, the terms of this Agreement shall prevail as between the Shareholders and in such event the Shareholders shall procure such modification to the memorandum of association of the Company or the New Articles as shall be necessary.

31.2	The provisions of clause 31.1 shall apply mutatis mutandis in respect of each Group Company, including Chinacomm HK and the WFOE.

32	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

33	Notices

33.1
Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or facsimile number set out below (or such other address or facsimile number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Investor:	[ ] Attention:

To the Founders:	[ ] Attention:

To the Company:	[ ] Attention:

To the Warrantors:	[ ] Attention:

To the Guarantors:	[ ] Attention:

33.2
Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; (b) if given by postage prepaid or registered airmail, on the fifth day after the date on which they were mailed (as indicated by the postmark); (c) if given by courier, on the second day after they were sent by recognised courier service; and (d) if given or made by facsimile, immediately following confirmation of its transmission as recorded by the sender’s facsimile machine.

34	Severance

34.1
If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired.

34.2
If any provision of this Agreement is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

35	Governing law

This Agreement is governed by and is to be construed in accordance with the law of Hong Kong.

36	Jurisdiction

The parties irrevocably agree that the courts of Hong Kong shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

37	Process agents

37.1
Each party hereby irrevocably appoints the person set out opposite its name below as its respective agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not such service of process is forwarded to such party by its agent or received by it:

Party	Agent / address in Hong Kong

The Investor

The Founders

The Warrantors

The Guarantors

in each case with a copy to the persons described in clause 33.1.

37.2
If a process agent appointed by any party pursuant to clause 37.1 ceases to be able to act as such or to have an address in Hong Kong, the party which appoints such process agent shall appoint a new process agent which shall have an address in Hong Kong, and to deliver to the other parties, before the expiry of fourteen (14) days from the date on which such process agent ceases to be able to act as such or to have an address in Hong Kong, a copy of the written acceptance of appointment by that new process agent.

37.3
Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgement or other settlement in any other courts.

SCHEDULE 1

Part 1: Particulars of the Company

Registered number:	184758

Registered office:	the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands

Directors:	Yuan Yi （袁毅） Qiu Ping（邱平）

Secretary:

Accounting reference date:

Charges:

Auditors:

Share capital:	US$50,000 divided into 5,000,000,000 shares of par value of US$0.0001 each

Issued share capital:	2 shares issued at the consideration of US$1.00 each

Part 2: Particulars of Chinacomm HK

Name of company:	Smart Channel Development Limited (运基发展有限公司)

Registered number:

Registered office:	Rooms 502-3, Commercial House, 35 Queen's Road, Central

Directors:	Yuan Yi（袁毅） Qiu Ping（邱平）

Secretary:

Accounting reference date:

Charges:

Auditors:

Authorised share capital:	US$10,000

Issued share capital:	2 shares issued at the consideration of US$1.00 each

SCHEDULE 2

Part 1: Members of the Company - pre-Completion

Member	Number of Ordinary Shares held
Thrive Century International Limited (盛世囯际有限公司)	One
Newtop Holdings Limited (新冠控股有限公司)	One

Part 2: Members of the Company -  immediately after Completion

Member	Number of Ordinary Shares held
Gulfstream Capital Partners Ltd.	[ ]
Thrive Century International Limited (盛世囯际有限公司)	[ ]
Newtop Holdings Limited (新冠控股有限公司)	[ ]

SCHEDULE 3

Conditions to Completion

Completion of the Investor’s subscription of the New Shares shall be conditional upon the following conditions precedent:

(a)
the passing of directors’ and shareholders’ resolutions by the Company in the agreed form at a duly convened Board meeting and an extraordinary general meeting or by shareholders’ written resolution to:

(i)	authorise the allotment of the New Shares;

(ii)	waive pre-emption rights (if any) in respect of the allotment and issue of the New Shares;

(iii)	approve the execution of this Agreement and the transaction contemplated thereunder;

and delivery to the Investor of the relevant minutes of the meetings or the written resolution;

(b)
the delivery to the Investor of the following agreements duly executed and documentary evidence showing that the parties to the agreements have been duly authorised to enter into the agreements and to carry out the transactions contemplated thereunder:

(i)
an exclusive equipments lease agreement in the agreed form between Investor WFOE and the WFOE whereby Investor WFOE will lease equipments to the WFOE for the operation of the Business, and the WFOE will lease all the equipments needed for its operation from Trussnet WFOE;

(ii)
an exclusive equipments lease agreement in the agreed form between the WFOE and Chinacomm whereby the WFOE will sub-lease the equipments to Chinacomm for the operation of the Business, and Chinacomm will lease all the equipments needed for its operation from the WFOE;

(iii)
an exclusive service agreement in the agreed form between Trussnet or the Investor WFOE or any other associated company of Trussnet as the exclusive service provider and the WFOE as service user in relation to the operation of the Business; and

(iv)	an exclusive service agreement in the agreed form between the WFOE as the exclusive service provider and Chinacomm as service user in relation to the operation of the Business.

(c)
subject to the laws of PRC, the annual rental and service fees payable by Chinacomm to the WFOE under the agreements specified under paragraph (b) (ii) and (iv) of this Schedule 3 shall be equal to 100% of Chinacomm’s turnover after deducted all the tax payable and other necessary operation costs which have been approved by the Shareholders in accordance with the Disbursement Plan;

(d)	the delivery to the Investor the form of the New Articles in the agreed form;

(e)	the delivery to the Investor the form of the new articles of association of Chinacomm HK and the WFOE in the agreed form;

(f)
the delivery to the Investor the shareholders’ resolution and board resolution of Chinacomm approving this Agreement, the agreements referred to in paragraph (b) of this Schedule 3 above, and the transactions contemplated therein;

(g)
the delivery of the original approval letter(s) and the original "certificate of approval for foreign invested enterprise” issued by the PRC competent examination and approval authority, approving in accordance with the applicable PRC law the establishment of the WFOE together with the feasibility study report and the articles of association of the WFOE (in the agreed form);

(h)
the delivery of the original and valid “business licence” of the WFOE issued by the competent PRC company registration authority showing that the WFOE is properly registered and permitting the WFOE to carry on inter alia, such business as contemplated under the agreements referred to in paragraphs (b) (ii) and (iv) of this Schedule 3 above;

(i)
the delivery of certified true copies of all corporate documents of the Company,  Chinacomm HK and the WFOE, including but not limited to the certificate of incorporation, memorandum and articles of associations, the registers of members and directors and bank account information, etc.;

(j)
the Investor representatives has met with the relevant officials of the Ministry of Information Industry who are in charge of the issuance and extension of 3.5G licenses, and such officials has orally approved the extension of Chinacomm’s 3.5G licenses;

(k)	the completion of due diligence review (whether legal or financial or otherwise) of Chinacomm and its business with results to the satisfaction of the Investor;

(l)	the delivery to the Investor of the accounts of the Company (if any), Chinacomm HK (if any) and Chinacomm ended on May 31, 2008;

(m)	the delivery to the Investor of the Business Plan in the agreed form; and

(n)	the delivery to the Investor of the disbursement plan of the Subscription Price in the agreed form.

SCHEDULE 4

Part 1: Warranties Relating to the Group

1	Share Capital

The Founders are the legal and beneficial owners of the number of Shares set opposite their respective names in Part 1 of Schedule 2 and all of the Shares set out in Part 1 of Schedule 2 are fully paid and comprise the entire issued share capital of the Company.  None of the share capital of the Company (whether issued or unissued) is under option or subject to any mortgage, charge (fixed or floating), pledge, lien, security, interest or other third party right (including rights of pre-emption) and no dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

2	Information

2.1	The information contained or referred to in the Introduction and Schedules 1 and 2 is true, complete and accurate and not misleading.

2.2
None of the Warrantors is aware of any fact or matter not disclosed in writing to the Investor which directly affects the Business, the disclosure of which might reasonably affect the willingness of a reasonable institutional investor to apply for shares in the capital of the Company or the price at or terms upon which an institutional investor would be willing to subscribe them.

3	Business

As at the date of this Agreement, each of the Company and the other Group Companies has not carried on any business, has no assets or liabilities, has no employees (except for such directors and secretary set out in Parts 1 and 2 of Schedule 1) and is not a party to any contracts except as necessary to comply with clause 4.

4	Incorporation and Agreements

4.1	Each of the Company and Chinacomm HK:

(a)	is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(b)
has full power and authority and has obtained all necessary authorities and consents to enter into and perform its obligations under this Agreement and such other agreements and arrangements referred to in this Agreement (“Other Agreements”) to which it is a party.

4.2	The WFOE, upon its establishment, shall:

(a)	be an enterprise duly established and validly existing under the laws of the jurisdiction of its establishment.

(b)
have full power and authority and shall obtain all necessary authorities and consents to enter into and perform its obligations under this Agreement (if any) and Other Agreements to which it is a party.

(c)
obtain all approvals, permits, consents and/or licences which are necessary under the applicable laws for its execution and performance of its obligations under the Other Agreements to which it is a party.

4.3
In relation to each of the Company, Chinacomm HK and the WFOE, the signing of and the performance of its obligations under this Agreement and the Other Agreements (to which it is a party) will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is party.

Part 2: Warranties Relating to Chinacomm

References to “Chinacomm” shall be references to each of the entities referred to in the definition of “Chinacomm” under clause 1.

1	Due Establishment, Agreements and Corporate Power

1.1
Chinacomm was duly established in the PRC and is validly existing under the laws of the PRC and no order has been made or petition presented (or pending) or resolution passed for the winding up of Chinacomm.  Chinacomm is not insolvent or unable to pay its debts as they fall due.

1.2
Chinacomm has full corporate capacity and authority to enter into and execute this Agreement and all the agreements referred to in this Agreement to which it is a party (“Other Agreements”), and to perform its obligations thereunder.  This Agreement and the Other Agreements, when executed, shall constitute valid, binding and enforceable obligations against Chinacomm.

1.3
Chinacomm has obtained all approvals, permits, consents and/or licences which are necessary under the PRC law and regulations for its execution and performance of this Agreement and the Other Agreements and such approvals, permits, consents and/or licences are in full force and valid.

1.4
Each of the Warrantors has full and requisite power and authority to enter into and perform this Agreement and this Agreement will, when executed, constitute legal, valid and binding obligations on each Warrantor.

1.5	The entire equity interest of Chinacomm is free from all liens, charges, equities, and other Encumbrances or interests in favour of any other person.

1.6
The copies of the business licence and the articles of association of Chinacomm provided to the Investor are true and complete and have embodied in them or annexed to them a copy of every such supplement agreement or document (if any) as is required by the PRC laws and regulations.

1.7
Neither the execution of the Agreement or the Other Agreements by Chinacomm and nor the transactions contemplated thereby are in breach of any PRC law, regulations and other legal and governmental requirements or that such execution or transactions will result in a breach of any licence held by Chinacomm or any material contract to which Chinacomm is a party or cause any licence held by Chinacomm to be cancelled, suspended or revoked.

2	Financials

2.1
The accounts of Chinacomm referred to in paragraph (n) of Schedule 3 (“Accounts”) have been prepared in accordance with the requirements of all relevant PRC law and regulations and generally acceptable accounting practice and policies applied in the PRC and on a consistent basis and give a true and fair view of the state of affairs of Chinacomm for the period ended 31 May 2008, and make proper provision for all actual liabilities, bad or doubtful debts, the Taxation in the PRC and proper provision for or contain full particulars in notes of (in accordance with good accounting practice) all contingent unqualified deferred or disputed liabilities and all capital commitments and all assets or stock which are wholly or in part lost, obsolete or depreciated in value and all contractual or statutory payment required to be made by Chinacomm to any director, consultant or employee of Chinacomm and have consistently applied the bases and policies of accounting in the audited balance sheet and profit and loss accounts for the two years ended 31 December 2007 and the five months ended 31 May 2008 and except where specified are not affected by any extraordinary exceptional or non-recurring item.

2.2	The Accounts truly and fairly reflect the financial position of Chinacomm as at 31 May 2008 and truly and fairly disclose all assets and liabilities of Chinacomm as at 31 May 2008.

2.3
The provision for Taxation in the Accounts is sufficient to cover all Taxation assessed or liable to be assessed on Chinacomm or for which Chinacomm is then or may then be or become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to 31 May 2008.

2.4
Chinacomm has duly complied and will until Completion continue to duly comply with its obligations to account to the relevant Taxing Authorities for all amounts for which it is or may become accountable in respect of Taxation.

2.5
All returns, computation and payments in connection with Taxation that should have been made by Chinacomm have been made in a timely manner and on a proper basis and will until Completion continue to be so made.

2.6	Chinacomm has exercised its reasonable endeavours to preserve and secure all tax benefits and refunds.

2.7
All particulars furnished to PRC Taxation Authority and other Taxation Authorities, in connection with the application for any consent or clearance on behalf of Chinacomm or affecting Chinacomm fully and accurately disclosed all facts and circumstances material for the decision of those authorities, and consent or clearance is valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

2.8
Chinacomm has not taken or omitted to take any action which has had, or might have, the result of altering, prejudicing or in any way adversely affecting any arrangement or agreement which it has previously negotiated with any Taxation Authorities in the PRC or any other jurisdiction.

2.9	Chinacomm has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.

2.10
All assets of Chinacomm of a wasting or depreciable nature are stated in the Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis and policy of depreciation.

2.11	A consistent accounting policy has been adopted by Chinacomm for the two years ended 31 December 2007 and the five months ended 31 May 2008 and there has been no material change thereof.

2.12	Chinacomm does not hold any security (including any guarantee or indemnity) which is not valid or enforceable against the grantor thereof in accordance with its terms.

2.13	In relation to all financing arrangements to which Chinacomm is a party:

(a)	there has been no contravention of or non compliance with any provision of any such document;

(b)	no steps for the enforcement of any Encumbrances have been taken or threatened;

(c)
there has not been any alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect and none of the Warrantors is aware of any circumstances whereby the terms and condition of any facilities might be prejudiced or which might give rise to any alteration in the terms or conditions of any of the facilities;

(d)
nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced, in particular, as a result of other matters or transactions contemplated in this Agreement; and

(e)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

2.14	The total amount borrowed by Chinacomm:

(a)	from its bankers does not exceed its overdraft facilities; and

(b)	from whatsoever source does not exceed any limitation on borrowing contained in its articles of association or any other deed or document binding on it.

2.15	All dividends or distributions declared, made or paid by Chinacomm have been declared, made or paid in accordance with its articles of association and the PRC law and regulations.

2.16
No part of the amounts included in the Accounts, or subsequently recorded in the books of Chinacomm, as owing by any debtors is overdue by more than two (2) months or the credit period as agreed by Chinacomm, or has been released on terms that any debtor pays less than the full book value of his debt other than discount or allowance in accordance with normal trade practice or has been written off or has proved to any extent to be irrecoverable or is now regarded by Chinacommas irrecoverable in whole or in part.

2.17
Chinacomm does not have any outstanding commitment for capital expenditure or any agreement or arrangement not on an arm's length basis or exceeding in aggregate RMB 50,000.  There is no outstanding mortgage or charge on the whole or any part of the undertaking, property or assets of Chinacomm.

2.18
Since the date of the Accounts there has been no material adverse change in Chinacomm's financial position or prospects, the business has operated in the ordinary course and so far as the Warrantors are aware, no material liabilities (actual, contingent or disputed) have arisen other than those disclosed in the Accounts and/or those arising in the ordinary course of business of Chinacomm since the date of the Accounts up to the Completion Date.

3	Assets

3.1
Chinacomm is the legal owner of and has good and marketable title to all the assets used in its business save for those subject to hire-purchase or leasing or rental agreements (if any) as disclosed in the Accounts.

3.2
Chinacomm has not created, or granted, or agreed to create or grant, any security interest or other Encumbrance in respect of any of its fixed assets for the business of Chinacomm otherwise than in the ordinary course of its business.

3.3
Save as disclosed in the Accounts, the assets of Chinacomm are solely the property of Chinacomm and are not subject to any Encumbrance or any agreement to give or create any Encumbrance including any bill of sale, hire or hire purchase agreement, conditional sale, credit sale or similar agreement.

3.4	Save for disposals in the ordinary course of its business, the assets of Chinacomm have been in its possession or under its control.

3.5	The machinery equipment, vehicles and other devices used in connection with the business of Chinacomm:-

(a)
are properly registered with or approved by the relevant PRC authorities if the import, use or ownership of the same by Chinacomm requires such registration or approval under the PRC law and regulations;

(b)	are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

(c)	are not to any extent surplus to requirements;

(d)	are in the possession and control of Chinacomm and are the absolute property of Chinacomm, save for those items as disclosed in the Accounts;

(e)	are not expected to require replacements or additions;

(f)
are all capable, and (subject to normal wear and tear) will remain capable, throughout the respective periods of time during which they are each written down to a nil value in the accounts of Chinacomm (in accordance with the recognised accountancy principles in the PRC), fit for the purpose for which they were designed or purchased.

3.6
Maintenance contracts are in full force and effect in respect of all assets of Chinacomm in connection with its business which it is normal or prudent to have maintained by persons carrying on similar business, and in respect of all assets which Chinacomm is obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard, and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement.

4	Business

4.1
The business of Chinacomm is in compliance with and is lawful under the PRC law and regulations and all approvals, consents, permits and/or licences necessary for the operation of the business of Chinacomm and for the business of Chinacomm to comply with the PRC law and regulations have been duly obtained and are in force and valid.

4.2
Chinacomm lawfully and validly holds valid licences (or, if any of the licenses are expired at the time of this Agreement, Chinacomm will obtain extension of such licenses in accordance with this Agreement) issued by the PRC competent authority(ies), including but not limited to the Ministry of Information Industry, for the construction and operation of 3.5G Hz wireless broadband operation in the Territory, and the Ministry of Culture Affairs, for the operation of Internet Cafe nationwide, and there has not arisen any circumstances that may result in the temporary or permanent cancellation or termination of such licences.

4.3
Chinacomm has carried on its business in the ordinary and usual course and without having entered into any material transaction, assumed any material liability or made any material payment not provided for in the Accounts which is not in the ordinary course of its business or suffered any material adverse interruption or alteration in the nature, scope or manner of its business;

4.4	Chinacomm has paid its creditors within the time agreed with such creditors and there are not debts outstanding by Chinacomm which have been due for more than six months;

4.5	Chinacomm has not entered into, or agreed to enter into, any capital commitments;

4.6	No unusual trade discounts or other special terms have been incorporated into any contract entered by Chinacomm inconsistent with the previous practice of Chinacomm; and

4.7	There has been no material deterioration in the financial position or prospects or turnover of Chinacomm.

4.8	This Agreement and the Other Agreements to which Chinacomm is a party and compliance with the terms of this Agreement and such Other Agreements will not:

(a)
cause Chinacomm to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with Chinacomm not to continue to do so on the same basis as previously does;

(b)
relieve any person of any obligation to Chinacomm (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by Chinacomm or to exercise any right whether under an agreement with or otherwise in respect of it;

(c)	result in any present or future indebtedness of Chinacomm becoming due or capable of being declared due and payable prior to its stated maturity;

(d)	give rise to or cause to become exercisable any right of pre-emption;

(e)	adversely affect Chinacomm’s relationships with its clients, customers, suppliers or employees; or

(f)	result in any revocation or suspension of any licences permit or consent held by or granted to Chinacomm; or

(g)	the termination of any contract to which Chinacomm is a party.

5	Litigation

5.1
Neither Chinacomm nor any person for whose acts and defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or is pending or is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning Chinacomm is in progress or pending.

5.2	There are no circumstances likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) prosecution, investigation or enquiry.

5.3
No claims, lawsuits, legal or other proceedings are pending or threatened against Chinacomm or its business before any court, arbitration tribunal, administrative body that, if adversely decided, would prevent or delay consummation of the transactions contemplated by this Agreement or the Other Agreements.

6	Statutory and legal requirements

6.1
Chinacomm has conducted its business in all respects in accordance with all applicable laws and regulations of the PRC and there is no order, decree or judgment of any court or any governmental agency of the PRC outstanding against Chinacomm or which may have a material adverse effect upon the assets or business of Chinacomm.

6.2
All necessary licences, consents, registrations, permits and authorities (public and private) have been obtained by Chinacomm to enable Chinacomm to carry on its business effectively in the PRC and in the manner in which such business is now carried on and all such licences, consents, permits and authorities are valid and subsisting and the Warrantors know of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

6.3	Chinacomm has not committed and is not liable for any criminal, illegal, unlawful or unauthorised act or breach of covenant, contract or statutory duty.

6.4	No key employee or senior management of Chinacomm has:

(a)	been convicted of a criminal offence; or

(b)	been disqualified from being a company director

6.5
No person, not being a director of Chinacomm, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit Chinacomm to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

7	Records

7.1
All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of Chinacomm and records of all transactions thereof are in the possession of Chinacomm and have been accurately and properly written up, kept and maintained in accordance with generally accepted accounting practice in the PRC and together shows a true and fair view of the affairs and financial position of Chinacomm.

7.2
Without prejudice to the generality of paragraph 7.1, the minute book of directors’ meetings and the minute book of shareholders’ meetings respectively of Chinacomm contain full and accurate records of all resolutions passed by the directors and the shareholders of Chinacomm and no resolutions have been passed by either the directors or shareholders of Chinacomm which are not recorded in the relevant minute books.

7.3	All documents requiring to be filed with any relevant authorities in the PRC by Chinacomm have been properly made up, presented, filed and approved.

8	Intellectual Property

8.1
Chinacomm is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights used or held for use in its business (“Chinacomm’s Intellectual Property Rights”), free from all Encumbrances.

8.2
The Chinacomm’s Intellectual Property Rights are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b)
all know-how (including trade secrets and confidential information) owned or used by Chinacomm has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information;

(c)
no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of Chinacomm, in any country in which Chinacomm has registered or is using that mark, trade name or domain name; and

(d)	there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

8.3	There has been no infringement by any third party of any Chinacomm’s Intellectual Property Rights and no such infringement is current or anticipated.

8.4	A change of Control of Chinacomm will not result in the termination of or have any material effect on any Chinacomm’s Intellectual Property Rights.

8.5
The activities of Chinacomm (and of any licensee of Chinacomm’s Intellectual Property Rights granted by Chinacomm) have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party.

9	Chinacomm’s Contracts

9.1	All documents to which Chinacomm is a party and other documents owned by or which ought to be in the possession of Chinacomm have been properly stamped (if required) and are in Chinacomm's possession.

9.2
Save as disclosed in the Accounts (where such items would be disclosed in the Accounts according to the PRC law and regulations and the generally accepted accounting practices in the PRC), Chinacomm is not a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(a)	is known or is likely to result in a loss to Chinacomm on completion of performance;

(b)	cannot readily be fulfilled or performed by Chinacomm on time without undue or unusual expenditure of money and effort;

(c)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(d)	is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(e)	is a contract with any trade union or body or organisation representing Chinacomm's employees;

(f)	requires an aggregate consideration payable by Chinacomm in excess of $50,000;

(g)	requires Chinacomm to pay any commission, finders’ fee, royalty or the like;

(h)	in any way restricts Chinacomm’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(i)	is in any way otherwise than in the ordinary and proper course of Chinacomm’s business.

9.3
Chinacomm is not a party to any agreement under which Chinacomm or any other party is in default, being a default which is material in relation to the financial or trading position of Chinacomm nor (so far as any of the Warrantors is aware) are there any circumstances likely to give rise to such a default.

10	Insurance

10.1	Chinacomm has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of Chinacomm.

10.2
All insurance policies taken out by Chinacomm are valid, binding, in full force and effect and not voidable.  There are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

11	Events since 31 May 2008

11.1	Since 31 May 2008:

(a)
there has been no material adverse change in the turnover, financial or trading position or prospects of Chinacomm and Chinacomm has entered into transactions and incurred liabilities only in the ordinary course of business;

(b)	Chinacomm has not declared, paid or made or is proposing to declare, pay or make any dividend or other distribution;

(c)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(d)
the business of Chinacomm has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, no stock has notionally depreciated, become obsolete or lost value and no material change has occurred in the level of stock and no unusual or abnormal contract has been entered into by Chinacomm;

(e)
no asset of Chinacomm has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by Chinacomm, and no contract involving expenditure by it on capital account has been entered into by Chinacomm, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(f)
there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Taxation purposes;

(g)
no event has occurred which gives rise to a Taxation liability to Chinacomm or deemed (as opposed to actual) income, profits or gains or which results in Chinacomm becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(h)
no remuneration (including bonuses) or benefit payable to any officer or employee of Chinacomm has been increased nor has Chinacomm undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(i)
such of the book debts shown in the Accounts and all other book debts arising since such time which have been realised since 31 May 2008 have been realised at amounts not less than those shown in the Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to Chinacomm is bad or doubtful.

12	Employment

12.1	No strikes, lock-outs or other forms of industrial action or trade disputes against or involving Chinacomm are known to be ongoing, pending, threatened or contemplated.

12.2
There is no past, existing, threatened or pending dispute involving Chinacomm and any of its employees, and there is no arrangement between Chinacomm and any trade union or organization representing any such employees.

12.3
Chinacomm's employment of its employees did not and does not infringe or conflict with or result in any breach of or constitute a default under any contract to which the relevant employee is a party (including without limitation any agreement between the relevant employee and any of his / her ex-employers).

12.4	Chinacomm has made up-to-date social insurance contributions in respect of all of its employees in accordance with the PRC law and regulations.

12.5
Chinacomm has complied with all applicable PRC labour law and regulations in respect of each of its employees and none of them will have any claim against Chinacomm in respect of his/her employment by Chinacomm.

13	Environmental

13.1
Chinacomm has at all times complied in all respects with all PRC environmental laws, regulations and official guidelines and Chinacomm has not received any notice, warning or communication of any kind stating, alleging, suggesting or otherwise indicating that a breach of any PRC environmental laws, regulations or official guidelines has occurred or is threatened.

13.2
Chinacomm has applied for, obtained and complied fully with all permits, licences, authorisations, consents and approvals required by any PRC environmental laws, regulations or official guidelines ("Environmental Licences") in respect of its business or assets.  There are no circumstances which could lead to the withdrawal or modification of any Environmental Licence or to the shortening of the term of any of them.

13.3
Each of the Warrantors has no grounds to believe or suspect and does not believe or suspect that there are any actions, claims, proceedings, losses, expenses or other liabilities (whether actual or potential) in respect of any PRC environmental laws, regulations or official guidelines or the terms of any Environmental Licence for which Chinacomm or any of its directors, officers or employees is or may be held to be liable in relation to its assets or the conduct of its business.

13.4
Each of the Warrantors has no grounds to believe or suspect and does not believe or suspect that expenditure (other than in respect of routine maintenance) will be required in relation to Chinacomm’s assets or the conduct of Chinacomm’s business in order to ensure future compliance with any PRC environmental laws, regulations or official guidelines and/or Environmental Licences including (but without limitation) any requirements expressed to come into effect at a future date.

14	Property

14.1
The “Properties” referred to in this paragraph 14 include all the real properties owned, occupied or used by Chinacomm in connection with its business and are so occupied or used by right of ownership or under lease the terms of which permit such occupation or use. For the purpose of this paragraph 14, Properties also include light poles, telegraph poles, walls or roofs of buildings, or any other structures to which the equipments and facilities of Chinacomm are put on or attached to.

14.2	Chinacomm has a good and marketable title to, is the legal and beneficial owner and has exclusive and unfettered possession of, the Properties owned by Chinacomm.

14.3
The Properties owned by Chinacomm are not subject to any restrictive covenants, stipulations, easements, rights, privileges, wayleaves, licences, grants, restrictions, or other such rights vested in third parties.

14.4
All requisite licences, certificates and authorities necessary for the existing user of the Properties have been duly obtained and are in full force, validity and effect and all covenants, restrictions, stipulations, conditions and other terms affecting the Properties have been observed, performed and complied with in all respects and there are no circumstances which would entitle or require any person to exercise restrict or terminate the continued possession or occupation of any of the Properties.

14.5
Each of the lease contracts relating to the Properties leased by Chinacomm is valid and subsisting and has in no way become void or voidable; all covenants, obligations, conditions or restrictions imposed upon Chinacomm under the lease contracts have been duly and promptly observed and performed. All necessary approvals, consents, authorisations and permits for the renting of the Properties leased by Chinacomm have been obtained and are valid and subsisting.

14.6	All rent and other charges payable under the lease contracts have been promptly paid as and when due.

14.7
The parties to the lease contracts to which Chinacomm is a party have observed and performed all the terms and conditions therein and there are no disputes or outstanding or expected claims in these contracts and there are no circumstances giving rise to such disputes or claims.

14.8
Chinacomm has the legal right to occupy each of the Properties leased by Chinacomm upon the terms and conditions of the lease contracts. Each of the Properties leased by Chinacomm is being used for lawful purposes, which are permitted by the relevant lease contracts and the actual occupation has not violated any relevant land, construction or user regulations applicable to the Properties leased by Chinacomm.

14.9
Since commencement of the term in respect of the Properties leased by Chinacomm, Chinacomm has enjoyed uninterrupted use of the Properties leased by it and the terms of the lease contracts are fully enforceable by Chinacomm against the relevant landlord.

14.10
All the terms of the tenancy are set out in the lease contracts and the terms thereof have not been varied, modified, amended or supplemented verbally or by means of supplemental agreement(s) or correspondences between the landlord and Chinacomm or otherwise.

14.11
The relevant landlord to the lease contracts has the full right, power and capacity to enter into such contracts with Chinacomm and all governmental or other approvals, consents and authorisations, registrations, filings and stampings in connection with the execution, legality, validity and enforceability of the lease contracts have been obtained and effected and the same are in full force and effect.

14.12
There are no closure, demolition, clearance orders, enforcement notices, stop notices or other orders of any governmental or local authority or other body affecting the Properties, nor are there any circumstances likely to lead to any being made.

15	Others

15.1	Chinacomm will procure its shareholders to transfer 49% shares of Chinacomm to a PRC citizen or company in accordance with article 1 (h) of the Framework Agreement.

15.2	Chinacomm will enter into and fully conform to the lease agreement and service agreement as described under paragraph (b) (ii) and (iv) of this Schedule 3 hereto.

SCHEDULE 5

Matters requiring consent of the Investor
The following matters relate to the Company and all other Group Companies and Chinacomm:-

(a)
permit or cause to be proposed any alteration to its share capital (including any increase thereof) or the rights attaching to its shares or waive any right to receive payment on any of its shares issued partly paid;

(b)
create, allot, issue, buy-in or redeem any share or loan capital or grant or agree to grant any options (other than pursuant to the Share Option Plan) or warrants for the issue of any share or loan capital or issue any securities convertible into shares, or establish any employee incentive scheme except in accordance with the articles of association or this Agreement;

(c)	permit or cause to be proposed any amendment to its name, its memorandum of association or the articles of association;

(d)	propose or pay any dividend or propose or make any other distribution;

(e)	subscribe or otherwise acquire, or dispose of any shares in the capital of any other company;

(f)
acquire or dispose of the whole or part of the undertaking of any other person or dispose of the whole or part of the undertaking of the company or merge the company or any part of its business with any other person or propose to do so;

(g)	consolidate or merge with or acquire any other business, or enter into any partnership or joint venture arrangement;

(h)	negotiate or permit the disposal of shares in the company amounting to an IPO;

(i)	permit any of the Group Companies to cease, or propose to cease, to carry on its business;

(j)	carry on any business other than the business activities described in clause 5 or otherwise change the nature or geographical area of its business;

(k)	pass any resolution the result of which would be its winding up, liquidation or receivership, or make any composition or arrangement with creditors;

(l)
enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body;

(m)	engage a financial adviser for an IPO;

(n)	adopt a detailed operating and capital budget and cash flow forecast in respect of each financial year of the Company;

(o)	adopt the annual accounts;

(p)	adopt the Business Plan;

(q)	deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with Intellectual Property other than in the ordinary course of business.

(r)	incur any capital expenditure (including obligations under hire-purchase and leasing arrangements) which exceeds the amount for capital expenditure exceeding US$10,000;

(s)
dispose (otherwise than in accordance with any relevant capital disposals forecast in the budget or the Business Plan) of any asset of a capital nature having a book or market value greater than US$10,000;

(t)	establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business;

(u)	do any act or thing outside the ordinary course of the business carried on by it;

(v)	make any change to:

(i)	its auditors;

(ii)	its bankers or the terms of the mandate given to such bankers in relation to its account(s);

(iii)	its accounting reference date; or

(iv)	its accounting policies, bases or methods from those set out in the Accounts and the Accountants’ Report;

(v)	any budget approved by the Shareholders;

(w)	factor any of its debts, borrow monies (other than by way of its facilities in place at the date of this Agreement) or accept credit (other than normal trade credit);

(x)
engage any employee or consultant on terms that either his contract cannot be terminated by three months' notice or less or his emoluments and/or commissions or bonuses are or are likely to be at the rate of US$50,000per annum or more or increase the emoluments and/or commissions or bonuses of any employee or consultant to more than US$50,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will, or is likely to earn) more than US$50,000 per annum;

(y)
vary or make any binding decisions on the terms of employment and service of any director or company secretary of the Company, increase or vary the salary or other benefits of any such officer, or appoint or dismiss any such officer;

(z)
mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of its undertaking, property or assets;

(aa)	make any loan or advance or give any credit (other than in the ordinary course of business) to any person or acquire any loan capital of any corporate body (wherever incorporated);

(bb)
commence, defend or settle any litigation, arbitration or other proceedings which are material in the context of its business save for the collection of debts arising in the ordinary course of the business carried on by the company or any application for an interim injunction or other application or action (including interim defence) which is urgently required in the best interests of the company in circumstances in which it is not reasonably practicable to obtain prior consent as aforesaid;

(cc)	elect, settle or compromise any major tax claims;

(dd)	propose or implement any variation to the company’s pension scheme (if any) or any of the benefits payable to members of the scheme;

(ee)	take or agree to take any leasehold interest in or licence over any real property;

(ff)	other than where expressly contemplated by this Agreement, enter into or vary any transaction or arrangement with, or for the benefit of any of its directors or shareholders;

(gg)	enter into any transaction or make any payment other than on an arm's length basis for the benefit of the company;

(hh)	enter into or vary either any unusual or onerous contract or any other material or major or long term contract;

(ii)	make any gifts or charitable donations above US$50,000 in aggregate per annum;

(jj)	variation, alteration or termination of any of the agreements referred to in paragraph (b) of Schedule 3;

(kk)	dismiss any Key Employee; and

(ll)	expansion of the Business into any other city or region of the PRC other than the Territory.

SCHEDULE 6
Undertakings

(a)	The Company shall take all such reasonable action as may be required of it by the Investors to protect its Intellectual Property rights and/or other property and assets.

(b)
The Company shall upon the Investors requesting in writing make a binding decision in the manner requested by the Investors on the terms of employment and/or directorship of a Manager under his Service Agreement or otherwise in circumstances where the Company is permitted to do so.

(c)	All new business opportunities relevant to the Company shall only be taken up through the Company or a wholly owned subsidiary.

(d)	New employees engaged by the Company shall not bring with them and employ Intellectual Property belonging to their ex-employers and other third parties.

(e)
The Company shall comply with all applicable laws and regulations and maintain all required licences and consents and shall procure each Group Company to do so and shall immediately notify the Investor if the Company loses any such licence or consent.

(f)
The Shareholders shall procure the passing of all resolutions at Board meetings and at shareholders’ meetings of the Company and take all steps necessary to ensure performance of the terms of this Agreement.

SCHEDULE 7
Deed of Adherence

By this Deed we, [name], having our registered office at [address], intending to become a shareholder of ChinaComm Limited (the “Company”), hereby agree with the Company and each of its shareholders to comply with and to be bound by all of the provisions of a Subscription and Shareholders’ Agreement dated [date] between the Company, Gulfstream Capital Partners Ltd., Thrive Century International Limited (盛世囯际有限公司), Newtop Holdings Limited (新冠控股有限公司), Yuan Yi (袁毅), Qiu Ping （邱平）, CECT Chinacomm Co. Ltd. (中电华通通信有限公司) and CECT Chinacomm Shanghai Co. Ltd. (中电华通上海通信有限公司) (a copy of which has been delivered to us and which we have initialled and attached hereto for identification) in all respects as if we were a party to such Agreement and were named therein as a Shareholder and a Party and on the basis that references therein to each of Shareholder and Party include a separate reference to us.

This Deed shall be governed by and construed in accordance with the law of Hong Kong Special Administrative Region.

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

Executed as DEED by	)

[Transfee/Subscriber]	)

SCHEDULE 8

Territory – 29 cities in the PRC

Beijing
Shanghai
Guangzhou
Shenzhen
Nanjing
Xiamen
Qingdao
Wuhan
Chongqing
Hangzhou
Taiyuan
Shijiazhuang
Shenyang
Dalian
Ha’erbin
Nanning
Guiyang
Zhengzhou
Xi’an
Ningbo
Nanchang
Lanzhou
Kunming
Jinan
Haikou
Fuzhou
Changsha
Chengdu
Changchun

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

Signed by:

[signature]

Colin Tay
Director
on behalf of Gulfstream Capital Partners Ltd.

Signed by:

__________________________________________
[signature]
__________________________________________
Yuan Yi
Director
on behalf of Thrive Century International Limited (盛世囯际有限公司)

Signed by:

__________________________________________
[signature]
__________________________________________
Qiu Ping
Director
on behalf of Newtop Holdings Limited (新冠控股有限公司)

Signed by:

__________________________________________
[signature]

Qiu Ping
Director
on behalf of ChinaComm Limited

Signed by:

__________________________________________
[signature]

__________________________________________
Qiu Ping (邱平)

Signed by:

__________________________________________
[signature]

__________________________________________
Yuan Yi（袁毅）

Signed by:

__________________________________________
[signature]

Qiu Ping
Qiu Ping
President
on behalf of CECT Chinacomm Co. Ltd. (中电华通通信有限公司)

Signed by:

__________________________________________
[signature]

Qiu Ping
Qiu Ping
Director
on behalf of CECT Chinacomm Shanghai Co. Ltd. (中电华通上海通信有限公司)